                                                                   Exhibit 14(b)

INDEPENDENT AUDITOR'S CONSENT

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-47766 on Form N-14 of MuniHoldings New Jersey Insured Fund, Inc. of our report dated July 5, 2000 appearing in the Annual Report of MuniHoldings New Jersey Insured Fund IV, Inc. for the period July 23, 1999 (commencement of operations) to May 31, 2000, and to the references to us under the captions "COMPARISON OF THE FUNDS-Financial Highlights" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------

Princeton, New Jersey
November 9, 2000